The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated January 28, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$ Notes due February 2, 2016 Linked to the Capped Quarterly Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-6352

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 28, 2011

Issue Date:	February 2, 2011

Final Valuation Date:	January 28, 2016*

Maturity Date:	February 2, 2016**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	1.00% per annum

Interest Payment Dates:	Annually, payable in arrears on the 2nd day of each February, commencing on February 2, 2012 and ending on the Maturity Date.

Day Count Convention:	30/360

Business Day Convention:	Following; Unadjusted

Business Day:	New York and London

Payment at Maturity:

If you hold your Notes to maturity, in addition to the final interest payment, you will receive a cash payment equal to the principal amount of your Notes plus the greater of (a) zero and (b) the principal amount of your Notes multiplied by the sum of the Quarterly Return with respect to each Observation Date.

You will receive at least the principal amount of your Notes only if you hold your Notes to maturity. Any payment on the Notes, including any principal amount or payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Quarterly Return:	With respect to an Observation Date, the Quarterly Return shall be the lesser of (a) the Local Cap and (b) the Index Return with respect to such Observation Date.

Local Cap:	4.25%

Index:	S&P 500® Index (Bloomberg ticker symbol “SPX <Index>”)

Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index Return:

With respect to the first Observation Date, the Index Return shall be the performance of the Index from the Initial Level to the Closing Level of the Index on the first Observation Date, calculated as follows:

Closing Level on the first Observation Date – Initial Level
Initial Level

With respect to any subsequent Observation Date “i”, the Index Return shall be the performance of the Index from the Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i” to the Closing Level of the Index on the Observation Date “i”, calculated as follows:

Where,

Closing Level(i) = the Closing Level of the Index on the Observation Date “i”; and

Closing Level(i-1) = the Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”.

Observation Dates*:	Quarterly, on the 28th day of each January, April, July and October (or, if such date is not an Index Business Day, the next following Index Business Day), commencing on April 28, 2011 (the first Observation Date) and ending on the Final Valuation Date (the final Observation Date).

Closing Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KAP6 and US06738KAP66

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or $[TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Quarterly Returns for a range of Index Returns

The following table, assuming a Local Cap of 4.25%, illustrates the Quarterly Returns for hypothetical Index Returns ranging from -50.00% to 50.00% with respect to any given Observation Date. The Index Returns and Quarterly Returns set forth below are for illustrative purposes only and may not be the actual Index Returns or Quarterly Returns applicable with respect to any Observation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Return	Quarterly Return
50.00%	4.25%
40.00%	4.25%
30.00%	4.25%
15.00%	4.25%
10.00%	4.25%
5.00%	4.25%
0.00%	0.00%
-5.00%	-5.00%
-10.00%	-10.00%
-20.00%	-20.00%
-40.00%	-40.00%
-50.00%	-50.00%

PPS–2

Hypothetical Examples of Payment at Maturity Calculations

The hypothetical payment at maturity calculations set forth below do not reflect any interest payment during the term of the Notes and are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the examples below have been rounded for ease of analysis. The examples below do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Index during the term of the Notes. We cannot predict the Closing Level of the Index on any Observation Date. The following examples set forth a sampling of hypothetical maturity payments (in addition to the final interest payment) based upon a $1,000 investment in the Notes and assume that the investor purchases $1,000 principal amount of Notes on the Initial Valuation Date, holds the Notes to maturity, and no Market Disruption Events occur during the term of the Notes. The following examples, along with the tables below, also assume a Local Cap of 4.25% and an Initial Level of 1,299.54. The calculations below do not take into account any tax consequences from investing in the Notes.

As demonstrated by the examples below:

•	With respect to an Observation Date, the Note holder will not benefit from any Index Return for such Observation Date in excess of the Local Cap.

•	With respect to an Observation Date, the Note holder will be exposed to any negative Index Return for such Observation Date.

•	Any positive Quarterly Return(s) can be partially or entirely offset by any negative Quarterly Return(s).

•	It is possible that the sum of the Quarterly Return with respect to each Observation Date will be less than the performance of the Index from the Initial Valuation Date to the Final Valuation Date.

•

It is possible that the sum of the Quarterly Return with respect to each Observation Date will be equal to or less than zero even though the Closing Level on the Final Valuation Date is greater than the Initial Level.

Example 1: The Index Returns are positive with respect to some Observation Dates and negative with respect to other Observation Dates, some of the positive Index Returns exceed the Local Cap, and the Closing Level of the Index on the Final Valuation Date is greater than the Initial Level.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1299.54	1403.50	8.00%	4.25%*
2	1403.50	1403.50	0.00%	0.00%
3	1403.50	1515.78	8.00%	4.25%*
4	1515.78	1409.68	-7.00%	-7.00%
5	1409.68	1522.45	8.00%	4.25%*
6	1522.45	1415.88	-7.00%	-7.00%
7	1415.88	1529.15	8.00%	4.25%*
8	1529.15	1422.11	-7.00%	-7.00%
9	1422.11	1535.88	8.00%	4.25%*
10	1535.88	1535.88	0.00%	0.00%
11	1535.88	1658.75	8.00%	4.25%*
12	1658.75	1600.69	-3.50%	-3.50%
13	1600.69	1728.75	8.00%	4.25%*
14	1728.75	1607.74	-7.00%	-7.00%
15	1607.74	1736.36	8.00%	4.25%*
16	1736.36	1614.81	-7.00%	-7.00%
17	1614.81	1744.00	8.00%	4.25%*
18	1744.00	1621.92	-7.00%	-7.00%
19	1621.92	1751.67	8.00%	4.25%*
20	1751.67	1629.05	-7.00%	-7.00%
*Local Cap triggered			Sum of the Quarterly Returns:	-10.00%

PPS–3

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level.

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”.

Step 3: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, in addition to the final interest payment, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, in addition to the final interest payment, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 1, because the sum of the Quarterly Returns is less than zero, you will receive, in addition to the final interest payment, the principal amount of your Note at maturity.

Example 2: The Index Returns are positive with respect to some Observation Dates and negative with respect to other Observation Dates, none of the positive Index Returns exceed the Local Cap, and the Closing Level of the Index on the Final Valuation Date is greater than the Initial Level.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1299.54	1351.52	4.00%	4.00%
2	1351.52	1365.04	1.00%	1.00%
3	1365.04	1296.78	-5.00%	-5.00%
4	1296.78	1322.72	2.00%	2.00%
5	1322.72	1283.04	-3.00%	-3.00%
6	1283.04	1321.53	3.00%	3.00%
7	1321.53	1347.96	2.00%	2.00%
8	1347.96	1334.48	-1.00%	-1.00%
9	1334.48	1361.17	2.00%	2.00%
10	1361.17	1374.78	1.00%	1.00%
11	1374.78	1347.29	-2.00%	-2.00%
12	1347.29	1360.76	1.00%	1.00%
13	1360.76	1415.19	4.00%	4.00%
14	1304.50	1265.36	-3.00%	-3.00%
15	1265.36	1278.02	1.00%	1.00%
16	1278.02	1303.58	2.00%	2.00%
17	1303.58	1277.51	-2.00%	-2.00%
18	1277.51	1303.06	2.00%	2.00%
19	1303.06	1329.12	2.00%	2.00%
20	1329.12	1315.83	-1.00%	-1.00%
			Sum of the Quarterly Returns:	10.00%

PPS–4

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level.

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”.

Step 3: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, in addition to the final interest payment, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, in addition to the final interest payment, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 2, because the sum of the Quarterly Returns is greater than zero, you will receive the principal amount of your Note plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,000 + $100 = $1,100.00.

Example 3: The Index Return with respect to each Observation Date is positive, all of the positive Index Returns exceed the Local Cap, and the Closing Level of the Index on the Final Valuation Date is greater than the Initial Level.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1299.54	1364.52	5.00%	4.25%*
2	1364.52	1446.39	6.00%	4.25%*
3	1446.39	1562.10	8.00%	4.25%*
4	1562.10	1671.45	7.00%	4.25%*
5	1671.45	1781.76	6.60%	4.25%*
6	1781.76	1861.94	4.50%	4.25%*
7	1861.94	1955.04	5.00%	4.25%*
8	1955.04	2111.44	8.00%	4.25%*
9	2111.44	2280.36	8.00%	4.25%*
10	2280.36	2428.58	6.50%	4.25%*
11	2428.58	2647.15	9.00%	4.25%*
12	2647.15	2805.98	6.00%	4.25%*
13	2805.98	2960.31	5.50%	4.25%*
14	2960.31	3182.33	7.50%	4.25%*
15	3182.33	3317.58	4.25%	4.25%*
16	3317.58	3549.81	7.00%	4.25%*
17	3549.81	3791.20	6.80%	4.25%*
18	3791.20	4009.19	5.75%	4.25%*
19	4009.19	4249.75	6.00%	4.25%*
20	4249.75	4568.48	7.50%	4.25%*
*Local Cap triggered			Sum of the Quarterly Returns:	85.00%

PPS–5

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level.

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”.

Since the Index Return with respect to each Observation Date in this Example 3 exceeds the Local Cap, the Quarterly Return with respect to each Observation Date is equal to the Local Cap.

Step 3: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, in addition to the final interest payment, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, in addition to the final interest payment, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 3, because the sum of the Quarterly Returns is greater than zero, you will receive, in addition to the final interest payment, the principal amount of your Note plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns, calculated as follows:

$1,000 + ($1,000 × 85.00%) = $1,000 + $850 = $1,850

Example 4: The Index Return with respect to each Observation Date is negative and the Closing Level of the Index on the Final Valuation Date is less than the Initial Level.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1299.54	1257.69	-3.22%	-3.22%
2	1257.69	1226.63	-2.47%	-2.47%
3	1226.63	1211.05	-1.27%	-1.27%
4	1211.05	1193.98	-1.41%	-1.41%
5	1193.98	1161.26	-2.74%	-2.74%
6	1161.26	1128.51	-2.82%	-2.82%
7	1128.51	1095.79	-2.90%	-2.90%
8	1095.79	1063.24	-2.97%	-2.97%
9	1063.24	1021.35	-3.94%	-3.94%
10	1021.35	999.19	-2.17%	-2.17%
11	999.19	972.81	-2.64%	-2.64%
12	972.81	954.42	-1.89%	-1.89%
13	954.42	936.10	-1.92%	-1.92%
14	936.10	970.45	3.67%	3.67%
15	970.45	1010.24	4.10%	4.10%
16	1010.24	1028.63	1.82%	1.82%
17	1028.63	969.89	-5.71%	-5.71%
18	969.89	950.49	-2.00%	-2.00%
19	950.49	920.36	-3.17%	-3.17%
20	920.36	907.94	-1.35%	-1.35%
			Sum of the Quarterly Returns:	-35.00%

PPS–6

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level.

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”.

Step 3: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, in addition to the final interest payment, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, in addition to the final interest payment, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 4, because the sum of the Quarterly Returns is less than zero, you will receive, in addition to the final interest payment, the principal amount of your Note.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Market Disruption Event with respect to the Index as well as the consequences of that Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Return Potential—In addition to the annual interest payments, the payment at maturity of the Notes will provide you with the opportunity to access quarterly Index Returns subject to the Local Cap for each Observation Date during the term of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Diversification Among U.S. Equities of the S&P 500® Index—The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices— S&P 500® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Notes will be treated as such. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though these amounts will exceed the annual 1% coupon

PPS–7

payments that are made on the Notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, except as described below, any gain you may recognize on the sale or maturity of the Notes would generally be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If, on a day that is more than 6 months before the maturity date, it becomes mathematically impossible for a Note to pay more than $1,000 upon its maturity (plus the 1% annual coupon), applicable Treasury regulations provide that you should adjust the prior interest inclusions in respect of your Notes over the remaining term for the Notes in a reasonable manner. Although not entirely clear, we think it would be reasonable for an initial holder of the Notes to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Notes in excess of amounts of interest previously paid on the Notes and (ii) accruing any additional interest over the term of the Notes as if the comparable yield of the Notes were equal to 1%. Thereafter, any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss. However, the application of the rules governing contingent payment instruments to your Notes in this context is not clear, and the Internal Revenue Service could assert that the tax consequences should be different that described above.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection”.

In addition to the risks described above, you should consider the following:

•

Any Positive Quarterly Index Return Will be Subject to the Local Cap—At maturity, if the sum of the Quarterly Returns is positive, you will receive the principal amount of your Notes plus an additional amount equal to the principal amount of your Notes multiplied by the sum of the Quarterly Return for each Observation Date. The Quarterly Return with respect to an Observation Date is equal to the Index Return for such Observation Date unless such Index Return exceeds the Local Cap. If the Index Return exceeds the Local Cap, the Quarterly Return for the Observation Date will equal the Local Cap. If the Index Return for each Observation Date exceeds the Local Cap, the Quarterly Return for each Observation Date will equal the Local Cap and the sum of Quarterly Returns will equal the Local Cap times the total number of Observation Dates. If the sum of the Quarterly Returns is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the principal amount of your Notes multiplied by the product of the Local Cap times the total number of Observation Dates.

•

The Return on the Notes May Only Equal the Interest Payments Even if the Closing Level of the Index on the Final Valuation Date is Greater than the Initial Level—The sum of the Quarterly Returns may be substantially different from the performance of the Index from the Initial Valuation Date to the Final Valuation Date, measured as the percentage change in the level of the Index from the Initial Level to the Closing Level of the Index on the Final Valuation Date. The sum of the Quarterly Returns may be less than the performance of the Index from the Initial Valuation Date to the Final Valuation Date.

PPS–8

The sum of the Quarterly Returns could be equal to or less than zero even if the Closing Level on the Final Valuation Date is greater than the Initial Level. This scenario may occur because any positive Quarterly Return(s) may be partially or entirely offset by any negative Quarterly Return(s) and each such positive Quarterly Return, if any, will not be greater than the Local Cap. Accordingly, you may not receive the benefit of full appreciation of the Index between the Initial Valuation Date and the Final Valuation Date, and your payment at maturity may be less than you would have received by investing in the Index directly. If the sum of the Quarterly Returns is less than or equal to zero, you will not receive a payment at maturity of more than the principal amount of your Notes plus the interest payments.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity is Not Linked to any Level of the Index Other Than the Initial Level and the Closing Level of the Index on each Observation Date—The determination of the payment at maturity will not be made based on any level of the Index other than the Initial Level and the Closing Level of the Index on each Observation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Level of the Index on any Observation Date drops below the Closing Level of the Index on the immediately preceding Observation Date, the relevant Index Return and Quarterly Return will be negative and any positive Quarterly Return(s) can be partially or entirely offset by such negative Quarterly Return. The payment at maturity that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Index prior to such drop.

•

Volatility May Affect the Payment at Maturity and the Value of the Notes—Volatility is the term used to describe the size and frequency of market fluctuations. If the Index is volatile, the size and frequency of the change in the level of the Index may be significant and any positive Index Return in excess of the Local Cap will not be reflected in the calculation of the relevant Quarterly Return and any positive Quarterly Return(s) could be offset by negative Quarterly Return(s) during the terms of the Notes, and therefore the market value of the Notes and your payment at maturity will be adversely affected.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Closing Level of the Index on each Observation Date, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–9

Historical Information

The following table sets forth the high and low intraday levels of the Index, as well as end-of-quarter closing levels of the Index, during the quarter indicated below. The Index Return with respect to each Observation Date will be determined based on the Closing Levels of the Index on the relevant Observation Dates, not any intraday levels of the Index. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

Quarter Ending	Quarter High	Quarter Low	Quarterly Close
March 29, 2002	1172.51	1080.17	1147.39
June 28, 2002	1146.54	973.53	989.82
September 30, 2002	989.82	797.70	815.28
December 31, 2002	938.87	776.76	879.82
March 31, 2003	931.66	800.73	848.18
June 30, 2003	1011.66	848.18	974.5
September 30, 2003	1039.58	965.46	995.97
December 31, 2003	1111.92	995.97	1111.92
March 31, 2004	1157.76	1091.33	1126.21
June 30, 2004	1150.57	1084.10	1140.84
September 30, 2004	1140.84	1063.23	1114.58
December 31, 2004	1213.55	1094.81	1211.92
March 31, 2005	1225.31	1163.75	1180.59
June 30, 2005	1216.96	1137.50	1191.33
September 30, 2005	1245.04	1191.33	1228.81
December 30, 2005	1272.74	1176.84	1248.29
March 31, 2006	1307.25	1248.29	1294.83
June 30, 2006	1325.76	1223.69	1270.2
September 29, 2006	1339.15	1234.49	1335.85
December 29, 2006	1427.09	1331.32	1418.3
March 30, 2007	1459.68	1374.12	1420.86
June 29, 2007	1539.18	1420.86	1503.35
September 28, 2007	1553.08	1406.70	1526.75
December 31, 2007	1565.15	1407.22	1468.36
March 31, 2008	1468.36	1273.37	1322.70
June 30, 2008	1426.63	1278.38	1280.00
September 30, 2008	1305.32	1106.39	1166.36
December 31, 2008	1166.36	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	797.87	919.32
September 30, 2009	1071.66	879.13	1057.08
December 31, 2009	1127.78	1025.21	1115.10
March 31, 2010	1174.17	1056.74	1169.43
June 30, 2010	1217.28	1030.71	1030.71
September 30, 2010	1148.67	1022.58	1141.20
December 31, 2010	1259.78	1137.03	1141.20
January 27, 2011*	1299.54	1257.64	1299.54

*	High, low and closing prices are for the period starting January 3, 2011 and ending January 27, 2011.

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 2, 2002 through January 27, 2011. The Index closing level on January 27, 2011 was 1299.54.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PPS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–11